Compensation Committee Charter

Adopted by the Board of
Directors February 9, 2007

I.	Purpose of Committee

The purpose of the Compensation Committee (the “Committee’’) of the Board of Directors (the “Board’’) of ParkerVision, Inc. (“ParkerVision’’) is to assist the Board in carrying out its responsibilities with respect to:

•
Oversight of the development, implementation, and effectiveness of ParkerVision’s compensation philosophy, policies, and strategies which are designed to support the business objectives of ParkerVision by attracting, retaining, rewarding, and motivating the technical and entrepreneurial skills and talent needed to achieve those objectives.

•	Oversee and assure regulatory compliance and reporting requirements with respect to compensation or related matters.

II.	Committee Membership

The Committee shall be comprised of at least three members of the Board, each of whom shall serve for such term or terms as the Board may determine, and shall be “independent’’ according to the listing standards of the Nasdaq Stock Market, Inc. (“NASDAQ”) and the rules and regulations of the Securities and Exchange Commission (“SEC”), as amended from time to time.

Unless a chair is elected by the Board, the members of the Committee shall designate a chair by majority vote of the full Committee membership. Further, each member of the Committee shall also be an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a “nonemployee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Determinations of independence shall be made by the Board as the Board interprets such qualifications in its business judgment and in accordance with applicable law and regulation and SEC and NASDAQ rules and standards.

III.	Organization

The Committee will meet at least four times each year or more frequently as it deems necessary or appropriate to carry out its duties and responsibilities.

The Chairman shall, in consultation with management and other Committee members, set the agenda for and preside at meetings of the Committee. The Chairman shall designate an individual to record and keep minutes of all Committee meetings.

The Committee may invite such members of management to its meetings as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions.

IV.	Committee Duties and Responsibilities

The following are the duties and responsibilities of the Committee:

A.
Approve ParkerVision’s employee and director compensation plans, including any new equity compensation plans or material change to an existing equity compensation plans, and oversee the administration of these plans.

B.	Evaluate the CEO’s performance in light of Board approved goals and objectives, and determine and approve the CEO’s equity and non-equity compensation, including salary, bonus, and incentives.

C.
Taking into account the recommendations of the CEO, evaluate the performance of other senior executive in light of approved goals and objectives, and determine and approve their equity and non-equity compensation, including salary, bonus, and incentives.

D.	Approve, or delegate where appropriate, all grants of equity-based awards.

E.	Review annually and approve:

•	Benefits and perquisites provided to ParkerVision’s executives or other senior management members (where appropriate).

•	Employment agreements, severance arrangements and change in control agreements and provisions relating to ParkerVision’s executives or other senior management members (where appropriate).

F.	Prepare any report on executive compensation or related issue, as required of the Committee by the rules and regulations of the SEC.

G.	Engage outside advisors, as appropriate, to advise the Committee on compensation matters.

H.	Report to the Board on a regular and timely basis, the actions taken by the Committee.

I.	To discharge any other duties or responsibilities delegated to the Committee by the Board from time to time.

V.	Committee Reports

The Committee shall prepare the following reports and provide them to the Board:

A.	A Compensation Committee Report on Executive Compensation as required by the SEC to be included in ParkerVision’s annual proxy statement, in accordance with applicable SEC rules and regulations.

B.	A summary of the actions taken at each Committee meeting.

VI.	Resources and Authority of the Committee

The Committee shall have direct access to, and complete and open communication with, senior management and may obtain advice and assistance from internal legal, accounting, and other advisors to assist it. In performing its functions, the Committee is entitled to rely on the findings of fact, advice, reports and opinions of management as well as legal, accounting and other advisors retained by ParkerVision. The Committee may retain, if appropriate, independent legal, accounting, and other advisors to assist it, and may determine the compensation of such advisors, and ParkerVision shall be responsible for any costs or expenses so incurred.

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